UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Honeywell International Inc.

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2023 SHAREOWNER ENGAGEMENT MAY 2023

Proposal 1 Election of Directors Diverse, Independent, and Highly-Qualified Board ü 9 of 11 directors are independent ü 4 of 11 directors are women ü 5 of 11 directors are ethnically or racially diverse ü 1 of 3 committees is chaired by a woman ü 8 of 11 directors have CEO experience ü ~6.5 years average tenure ü 4 new directors added in the last 4 years ü Skills and experiences aligned to our strategic direction ü Requirement to interview diverse candidate prior to electing a new director Honeywell’s Board Recommends ‘FOR’ The Election Of Each Nominee 2023 Shareowner Engagement – May 2023 1

Proposal 2 Advisory Vote to Approve Executive Compensation Pay-For-Performance ü Executive compensation program designed to link pay with performance ü Variable compensation represents 92% of CEO pay and 86% of pay for other NEOs ü 80% of annual incentive compensation based on performance against pre-established financial metrics ü 100% of long-term performance plan incentive tied to financial and relative shareowner return metrics ü Robust and balanced program Honeywell’s Board Recommends ‘FOR’ Say-on-Pay 2023 Shareowner Engagement – May 2023 2

ENGAGEMENT AND RESPONSIVENESS In Response to Lower Shareowner Support in 2022, We Engaged, Listened, and Responded Fall Engagement Shareowner Feedback MDCC Response TOTAL CONTACTED q Lower Say-on-Pay support in 2022 was due ü MDCC confirmed that it does not intend to to adjustment to in-flight performance plan make further adjustments to in-flight Top 100 shareowners awards performance plans representing 56% of shares outstanding q Increased interest on the impact of ESG ü Enhanced disclosure associated with TOTAL ENGAGED results in compensation decisions. MDCC’s evaluation of ESG performance 35% q Enhanced disclosure demonstrating how ü Starting in 2023, 5% of NEOs’ target ICP will ESG is measured is beneficial when measure ESG performance against an ESG of shares outstanding evaluating pay decisions scorecard that includes goals for ESG held by 30 of our largest shareowners ü Updated share ownership guidelines to DIRECTORS ENGAGED exclude unvested PSUs q Generally supportive of our overall plan design, including equity mix and metrics, ü Retained new independent compensation Meetings with 28% of shares outstanding and administration of the plan consultant to ensure that our program led by Lead Director or MDCC Chair remains externally competitive MDCC Prioritized Responsiveness To Shareowner Views 2023 Shareowner Engagement – May 2023 3

2022 COMPENSATION

Stock Awards and SEC Total Comp include the accounting value of the 2022 modification to then-outstanding 2019-2021 PSUs. This modification was disclosed to and considered by shareowners in 2022 and should not be viewed as a new modification this year.



DARIUS ADAMCZYK
Chairman and CEO



GREGORY P. LEWIS
Senior Vice President and Chief Financial Officer



VIMAL KAPUR
President and Chief Operating Officer



ANNE T. MADDEN
Senior Vice President and General Counsel



LUCIAN BOLDEA
President and CEO, Performance Materials and Technologies (PMT)

NEO	Base Salary	Bonus	Stock Awards			Stock Option Awards	Non-Equity Incentive Plan Comp	Change in Pension Value	All Other Comp	SEC Total Comp	Total Annual Direct Compensation (Excludes Impact of Previously-Considered PSU Modification)*
			2022 - 2024 PSU Awards	RSU Awards	Accounting Value of Modification of 2019 - 2021 PSU Awards						
Darius Adamczyk	$1,700,000	$ —	$8,004,052	$2,390,472	$3,002,828	$5,597,460	$3,736,600	$757,453	$248,733	$25,437,598	**$21,428,584**
Gregory P. Lewis	$881,754	$ —	$2,433,536	$720,936	$797,853	$1,693,116	$1,064,300	$315,289	$72,292	$7,979,076	**$6,793,642**
Vimal Kapur	$867,596	$ —	$2,958,436	$869,199	$154,594	$2,063,137	$1,206,100	$195,272	$65,882	$8,380,216	**$7,964,468**
Anne T. Madden	$896,122	$ —	$2,433,536	$720,936	$797,853	$1,693,116	$1,126,100	$519,846	$73,298	$8,260,807	**$6,869,810**
Lucian Boldea	$184,615	$200,000	$1,700,045	$4,600,132	$ —	$1,190,024	$832,000	$ —	$13,423	$8,720,239	**$4,416,722**

* Excludes Accounting Value of Modification of 2019-2021 PSU Awards, Change in Pension Value, buyout portion of Mr. Boldea's RSU Awards, Mr. Boldea's Sign-on Bonus, and All Other Compensation.

Total Annual Direct Compensation Reflects MDCC's View Of 2022 Compensation

2023 Shareowner Engagement – May 2023

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2023 SHAREOWNER PROPOSALS OVERVIEW Proposal 5: Rationale for ‘Against’ Vote: Independent Board Chairman • Our Board should retain flexibility to determine the most effective leadership based on our Company’s circumstances at any given time using its business judgement. • Request to amend governing documents in order that two separate people hold the office of Chairman and • Our Board has a long-standing track record of effective decision-making when deciding the office of CEO. whether and when to separate or combine the roles. • Honeywell experienced 66% total shareowner return since re-combining the CEO and Proponent: John Chevedden Chairman roles under Darius Adamczyk, through December 31, 2022. • Our Board formalized the role of our independent Lead Director in 2019 so that it is equivalent to that of an independent Chairman. Proposal 6: Rationale for ‘Against’ Vote: Environmental and Health Impact Report • Honeywell supports the spirit of the proposal. • Requests report on environmental justice, updated • We issued a report on Due Diligence Processes to Identify and Address annually, describing efforts to identify and reduce Environmental and Social Risk in response to the proponent’s prior proposal and heightened environmental and health impacts from updated it this year to add discussion of environmental justice. operations on communities of color and low-income • We have committed to issue additional environmental justice reporting in a manner communities. that is guided by emerging disclosure standards and shareowner feedback. • Our Board did not elect to support the proposal because we strongly disagree with Proponent: Franciscan Sisters of Allegany the misleading nature of the proponent’s supporting statement. Honeywell’s Board Recommends ‘AGAINST’ Each Of The Shareowner Proposals 2023 Shareowner Engagement – May 2023 5

Proposal 5 Shareowner Proposal: Independent Board Chairman PROPOSAL: Adopt an enduring policy and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO. RATIONALE FOR THE BOARD’S “AGAINST” RECOMMENDATION: The Board believes that it is important to have the flexibility to determine the most effective leadership structure in light of the Company’s circumstances from time to time. • One size does not fit all situations; this proposal would limit the Board’s ability to pursue the governance strategy that is in the best interests of the Company and its shareowners at a particular point in time. • Since the CEO and Chairman roles were combined under Darius Adamczyk's leadership (through 12/31/22), Honeywell has experienced TSR of 66%, outperforming the compensation peer median by a multiple of 1.7x and the S&P 500 by a multiple of 1.2x. The shareowner proposal inaccurately describes the role and responsibilities of our independent Lead Director, which are robust, extensive, and equivalent to that of an independent chairman. • The role of the independent Lead Director – who is selected biennially by Honeywell’s independent directors to serve a two-year term – is robust and ensures effective independent oversight at all times (see next slide for details). Our shareowners have considered iterations of this proposal several times over the last 20 years, and they have consistently declined to require a separation of the Chairman and CEO roles. • Shareowners rejected prior shareowner proposals on this topic in 2003, 2005, 2010, 2012, 2013, 2014, 2015, 2016, 2017, and 2018. The most recent proposal in 2018 garnered support from only 16.6% of our shareowners. Board Recommends Voting ‘AGAINST’ The Shareowner Proposal 2023 Shareowner Engagement – May 2023 6

ROBUST LEAD DIRECTOR ROLE Under Honeywell’s Corporate Governance Guidelines, in the absence of an independent Lead Director Selection Criteria Chairman, the Lead Director assumes the same roles and responsibilities, including: Commitment § Work with the CEO, the Corporate Governance and Responsibility Committee, and the full Board Able to commit the time and level of to identify and prioritize the skill sets, experience, and knowledge that Board candidates must engagement required possess Effective Communication § Review, and when appropriate, make changes to Board meeting agendas and meeting Able to facilitate discussions among Board schedules members and engage with shareowners and § Review, and when appropriate, make changes to presentation material and other written key stakeholders information provided to directors for Board meetings Rapport § Preside at all Board meetings at which the Chairman is not present, including executive sessions Strong rapport with other members of the Board of the independent directors § Serve as liaison between the Chairman and the independent directors Integrity § Be available for direct communication with the Company’s shareowners High personal integrity and ethical character § Call meetings of the independent directors when necessary and appropriate Skill Set § Call special meetings of the Board when necessary and appropriate Skills and experience broadly in line with § Retain outside professionals on behalf of the Board Honeywell’s corporate strategy § Consult with management about what information is to be sent to the Board Lead Director Responsibilities Equivalent To Those Of An Independent Chairman 2023 Shareowner Engagement – May 2023 7

Proposal 6 Shareowner Proposal: Environmental Health and Impact Report PROPOSAL: Request for report on environmental justice, updated annually, describing Honeywell’s efforts, above and beyond legal and regulatory matters, to identify and reduce heightened environmental and health impacts from its operations on communities of color and low-income communities. RATIONALE FOR THE BOARD’S ‘AGAINST’ RECOMMENDATION: Honeywell already publishes a report that addresses our due diligence processes to identify and address environmental and social risk; in our 2023 update, we added discussion of environmental justice. • The 2023 report is available at investor.honeywell.com (see “ESG/ESG Information”). • During our extensive engagement with shareowners in 2022, we broadly received positive feedback on our disclosure, and no shareowners expressed specific concerns or requested additional disclosure on the topics covered by the proposal. Honeywell supports the spirit of the proposal and the proponent’s intent to advance environmental justice, and we intend to issue additional environmental justice reporting. • We believe that future reporting in this area should be guided by accepted disclosure standards and industry norms, which have not yet emerged, as well as input from our shareowners. • In the coming year, we intend to engage extensively with shareowners and other stakeholders on this topic and aim to provide meaningful disclosure that is responsive to shareowner feedback. The Board did not elect to support the proposal because we strongly disagree with the misleading allegations and mischaracterizations asserted in the proponent’s supporting statement. • A discussion of important facts that help put in proper context the allegations cited by the proponent in the supporting statement and in a subsequent exempt solicitation are available at investor.honeywell.com (see “ESG/ESG Information”). Board Recommends Voting ‘AGAINST’ The Shareowner Proposal 2023 Shareowner Engagement – May 2023 8

CEO SUCCESSION

Vimal Kapur, President and COO, will succeed Darius Adamczyk as CEO on June 1, 2023

Succession planning involves ongoing and purposeful recruitment and development of top leadership. For the CEO position, the Board deployed a rigorous program to evaluate and select a lead candidate, assessing the leader over time against a robust development plan.

Candidate Evaluation

- ✓ Clear, Board-established evaluation criteria
- ✓ Focus on selecting the candidate best able to adapt quickly to changing and unpredictable demands
- ✓ Structured interviews, case studies, and cognitive ability tests
- ✓ Finalists required to develop a strategic plan for presentation to the full Board

Candidate Selection

- ✓ The Board selected Mr. Kapur as the top CEO candidate
- ✓ Established a milestone-based development plan based on assessment results
- ✓ Consistent with the development plan, Mr. Kapur onboarded increasing levels of responsibilities to facilitate continued evaluation of his ability to succeed as CEO

Ongoing Assessment

- ✓ The Board continuously assessed Mr. Kapur's performance against the development plan
- ✓ Assessed through management reports on observed progress and the Board's own assessment of Mr. Kapur's results and personal development
- ✓ The Board continued to evaluate Mr. Kapur's candidacy and readiness before making the final determination

Transition Planning

- ✓ Mr. Adamczyk will remain as Executive Chairman of the Board and then as a Senior Advisor
- ✓ The Board determined that it is in the best interest of Honeywell and its shareowners for Mr. Adamczyk to remain on the Board as Executive Chairman
- ✓ Facilitates the CEO transition, enables continuity, and allows Honeywell to continue to benefit from Mr. Adamczyk's expertise and leadership

Our Succession Plan Results From An Ongoing, Rigorous Board Process

2023 Shareowner Engagement – May 2023

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